Exhibit 10.11

News Corporation 2013 Long-Term Incentive Plan	(Stock – US)
RESTRICTED SHARE UNIT TERMS AND CONDITIONS NOTICE

Award of Restricted Share Units

News Corporation, a Delaware corporation (“News Corp”), has awarded you the number of restricted share units (“RSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “NWSA Shares”), set forth in your Summary of RSU Award (the “RSU Award”). The terms and conditions of the RSU Award are set forth in this RSU Terms and Conditions Notice (the “RSU Terms and Conditions Notice”) and in the News Corporation 2013 Long-Term Incentive Plan, as amended and restated (the “2013 LTIP”).

The terms of the 2013 LTIP are incorporated herein by reference. All capitalized terms that are not defined in this RSU Terms and Conditions Notice have the meaning set forth in the 2013 LTIP. By accepting the RSU Award, you agree to all of the terms and conditions described in this RSU Terms and Conditions Notice and in the 2013 LTIP. You acknowledge that you have carefully reviewed the 2013 LTIP and agree that the terms of the 2013 LTIP will control in the case of any conflict between this RSU Terms and Conditions Notice and the 2013 LTIP.

Subject to the terms and conditions set forth herein, RSUs represent the potential to receive, at the end of the applicable vesting period, a number of NWSA Shares. (the “RSU Program”).

The NWSA Shares that you receive, if any, will be fully vested and may be immediately available for sale, subject to News Corp’s Insider Trading and Confidentiality Policy.

Conversion of Restricted Share Units

Unless otherwise provided in this RSU Terms and Conditions Notice, your RSUs will convert to NWSA Shares according to the vesting schedule set forth in the RSU Award; provided that you remain employed by News Corp from the date of the RSU Award through the relevant vesting dates, as set forth in the RSU Award and with the exceptions set forth below.

As soon as is reasonably practicable following the vesting date set forth in the RSU Award, the NWSA Shares payable with respect to the vested RSUs will be issued and evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates. Upon issuance, your RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

Withholding Taxes

You agree, as a condition of the RSU Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of granting or vesting of your RSUs or your acquisition of NWSA Shares relating to the RSU Award. In the event that News Corp or any Affiliate, as the case may be, determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to the RSU Award or acquisition of NWSA Shares related thereto, News Corp, or any Affiliate, as the case may be, will have the right to: (i) require that you arrange to make such payments to News Corp or any Affiliate; (ii) withhold such amounts from other payments due to you from News Corp or any Affiliate; or (iii) allow for the surrender of the number of NWSA Shares relating to the RSU Award in an amount equal to the withholding or other taxes due (for this purpose, surrendered NWSA Shares will be valued using the closing price of the NWSA Shares on the NASDAQ Global Select Market or other principal stock exchange on which the NWSA Shares are listed on the trading date immediately prior to the vesting date); provided that the NWSA Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Employment with News Corp

Except as provided herein, your eligibility to receive NWSA Shares is subject to the condition that you remain employed by News Corp from the date hereof through the date on which the RSUs vest, subject to the terms of your RSU Award and with the exceptions set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated before your RSUs vest, you shall forfeit your RSU Award and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your RSU Award.

In the event your employment is terminated due to your Retirement or Permanent Disability before your RSUs vest, your RSUs shall continue to vest, to the extent not already vested, for a period of three years following such termination. At the end of the three-year period, you shall forfeit any remaining unvested RSUs and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your RSU Award.

In the event of your death, RSUs not previously vested shall immediately become vested.

In the event that your employment during the applicable vesting period transfers from one business group, including corporate groups, which participates in the News Corp RSU Program to another business group that also participates in the News Corp RSU Program, you will remain eligible to receive payment under your RSU Award.

If your business entity is merged with another entity within News Corp or is sold outside of News Corp, the Committee may, in its sole discretion, make such adjustments to your RSU Award as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all RSU awards in the same manner.

Leaves of Absence

For purposes of the RSU Award, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by News Corp or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2013 LTIP.

No Vested Right in Future Awards

Participant acknowledges and agrees (by accepting the RSU Award and receiving this RSU Terms and Conditions Notice) that the eligibility to receive RSUs is made on a fully discretionary basis by the Committee and that the RSU Award does not lead to a vested right to receive any NWSA Shares, any additional RSUs or other equity incentive awards in the future.

Further, the RSU Award set forth in the Summary of RSU Award constitutes a non-recurring benefit and the terms of this RSU Terms and Conditions Notice are only applicable to the RSU Award distributed subject to this RSU Terms and Conditions Notice.

Employment Agreements

This RSU Terms and Conditions Notice shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement with News Corp and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control, except with respect to the forfeiture and recoupment provisions set forth below which shall control.

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Forfeiture; Recoupment

Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice, Participant acknowledges and agrees that the Committee shall have the right to cause Participant to forfeit any gain realized by Participant with respect to the RSU Award, as the Committee in its discretion shall determine, on account of actions taken by, or failed to be taken by, Participant in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of News Corp or any Affiliate, (iv) confidentiality obligation with respect to News Corp or any Affiliate, (v) News Corp policy or procedure including, without limitation, News Corp’s Standards of Business Conduct, (vi) other agreement or (vii) any other obligation of Participant to News Corp or any Affiliate.

Confidentiality

You acknowledge that you have read and understand News Corp’s policies on confidentiality as set forth in the News Corp Standards of Business Conduct and the News Corp Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with News Corp and any time after your employment with News Corp is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your RSU Award.

Retention and Other Rights

The RSU Award does not give you the right to be retained or employed by News Corp or any Affiliate in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with News Corp or any Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to the RSU Award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights

You, your estate or heirs, do not have any of the rights of a stockholder of News Corp, including, without limitation, the right to vote or receive dividends declared or paid on the NWSA Shares, unless and until any RSUs are paid out into NWSA Shares and a certificate for such NWSA Shares has been issued or an appropriate book entry has been made.

RSU Award Transferability

Your RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Applicable Law and Forum

This RSU Terms and Conditions Notice will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this RSU Terms and Conditions Notice to the substantive law of another jurisdiction.

By accepting the RSU Award, you expressly consent to the exclusive jurisdiction of the federal or state courts serving New York, New York for all lawsuits and actions arising out of or relating to this RSU Terms and Conditions Notice, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

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Severability

In the event that any provision of this RSU Terms and Conditions Notice shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this RSU Terms and Conditions Notice, and this RSU Terms and Conditions Notice shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy

News Corp may collect, hold, use and process personal data about you in order to administer the 2013 LTIP. Such data includes, but are not limited to, the information about you contained in the Summary of RSU Award, other personal and financial data about you, such as your Social Security or tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by News Corp to facilitate the administration of the 2013 LTIP (collectively, “Personal Data”).

News Corp will use reasonable administrative, technical and physical measures to safeguard your Personal Data in its possession against loss, theft and unauthorized use, disclosure or modification. News Corp will retain Personal Data for no longer than is necessary for sound business and record retention purposes. You have a right to access your Personal Data and a right to ask for the correction or deletion of any inaccurate data held by News Corp concerning yourself. If you wish to exercise those rights please contact your local Human Resources representative and the News Corp Equity Plans Group.

News Corp may make your Personal Data available to other parties, such as accountants, auditors, lawyers and other outside professional advisors, and to service providers that assist News Corp in the administration of the 2013 LTIP (collectively, “Service Providers”). News Corp takes steps to ensure that Service Providers protect the confidentiality and security of your Personal Data.

By accepting the RSU Award, you freely give unambiguous consent to News Corp to collect, hold, use and process your Personal Data and to make your Personal Data available to Service Providers for the purpose of administering the 2013 LTIP on the terms set out above.

Consent to Electronic Delivery

News Corp may choose to deliver certain statutory materials relating to the 2013 LTIP in electronic form. By accepting the RSU Award, you agree that News Corp may deliver the 2013 LTIP, the 2013 LTIP prospectus and News Corp’s annual report (Form 10-K) to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, News Corp would be pleased to provide paper copies. Please contact News Corp, Equity Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 or send an email to EquityPlanAdmin@newscorp.com to request paper copies of these documents.

2013 LTIP Materials	Copies of the 2013 LTIP, the 2013 LTIP prospectus, and the annual report are available on the Morgan Stanley Benefit Access website at https://www.benefitaccess.com.

Section 409A

It is intended that this RSU Terms and Conditions Notice comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Terms and Conditions Notice will be interpreted and administered to be in compliance with Section 409A. To the extent that News Corp determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this RSU Terms and Conditions Notice, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by News Corp.

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Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice or the 2013 LTIP, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the RSU Award during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice, for purposes of any provision of this RSU Terms and Conditions Notice providing for the settlement of any NWSA Shares upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) with News Corp shall be construed to refer to your Separation from Service.

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